EXHIBIT 99.1

CONTACTS:

INVESTORS: Allan Kells, (816) 201-2445
akells@cerner.com

MEDIA: Donald Trigg, (816) 201-2730
dtrigg@cerner.com

CERNER’S INTERNET HOME PAGE:
http://www.cerner.com

CERNER ANNOUNCES SHARE REPURCHASE PROGRAM

KANSAS CITY, Mo. — April 21, 2003 — Cerner Corporation (NASDAQ: CERN) today announced that its board of directors has approved a stock repurchase program, authorizing the repurchase of up to $40 million of its common stock. Cerner said it planned to repurchase shares from time to time in the open market, by block purchase, or possibly through other transactions managed by broker-dealers. No time limit was set for completion of the program. Based on the April 17, 2003, closing price, approximately 2.2 million shares, or 6 percent of the company’s shares outstanding, could be repurchased.

“At current prices, we believe the repurchase of our stock is a good use of funds,” stated Neal Patterson, Cerner’s Chairman and Chief Executive Officer. “This program reflects our commitment to enhancing long-term shareholder value and our confidence in Cerner’s prospects as a leader in the health care information technology industry.”

About Cerner

Cerner Corporation is taking the paper chart out of health care, eliminating error, variance and unnecessary waste in the care process. With more than 1500 clients worldwide, Cerner is the leading supplier of health care information technology. The following are trademarks of Cerner: Cerner, Cerner’s logo and Cerner Millennium. Nasdaq: CERN, www.cerner.com

This release may contain forward-looking statements that involve a number of risks and uncertainties. It is important to note that the Company’s performance, financial condition or business could differ materially from those expressed in such forward-looking statements. The words “planned”, “could”, “confidence”, and similar expressions are intended to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: quarterly operating results may vary, stock price may be volatile, market risk of investments, potential impairment of goodwill, changes in the health care industry, significant competition, the Company’s proprietary technology may be subjected to infringement claims or may be infringed upon, regulation of the Company’s software by the U.S. Food and Drug Administration or other government regulation, the possibility of product-related liabilities, possible system errors or failures or defects in the performance of the Company’s software, and risks associated with the Company’s global operations. Additional discussion of these and other factors affecting the Company’s business is contained in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time.

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